Exhibit 99.1

NATIONAL MI OFFERS RESCISSION RELIEF AFTER 12 MONTHS ON EVERY LOAN
Private mortgage insurer’s National MI SafeGuard℠ policy breaks new ground with an innovative, cutting-edge solution for lenders
EMERYVILLE, CA -December 10, 2013 - NMI Holdings, Inc., (NASDAQ: NMIH) the parent company of National Mortgage Insurance Corporation (National MI) announced that National MI will be introducing enhancements to its master policy. The new terms will provide rescission relief after 12 months on every loan National MI insures for both delegated and non-delegated channels. This compares to most mortgage insurance policies where lenders must wait 36 months before receiving rescission relief. National MI SafeGuardSM, the company’s signature product, will provide lenders with rescission relief after 12 months, which the company believes will give lenders greater assurance their claims will be paid and significantly reduce repurchase risk.
Previously, National MI was the only MI company to offer rescission relief after 18 months, and has now shortened that duration even further to 12 months. Under the terms of National MI’s current master policy, in order for an insured loan to be eligible for rescission relief, the borrower must make the first 18 payments on time and from their own funds. With the upcoming enhancements to National MI SafeGuardSM, unless there is first-party fraud, National MI will not rescind or deny insurance coverage after borrowers have made their first 12 timely monthly mortgage payments from their own funds.
“Through National MI SafeGuardSM, we believe we are offering lenders unprecedented underwriting protection for all loans and the best terms of coverage in the industry,” said Brad Shuster, president and CEO of National MI. “By reducing the time frame to 12 months, National MI’s SafeGuard solution is leading the way forward in the industry."
The current industry standard is 36 months, Shuster noted. Other mortgage insurers have offered rescission relief in less than 36 months on some non-delegated loans, but National MI is the first to do so on every loan it insures because it underwrites every loan either prior to close or post-close. Doing so enables the company to provide 12-month rescission relief coverage terms. Its revised master policy containing 12 months rescission relief is currently pending final approvals by the GSEs, Federal Housing Finance Agency (FHFA), and state insurance regulators.
Lenders have responded enthusiastically to National MI’s current SafeGuardSM product and its clear, transparent terms of coverage, according to Pete Pannes, chief sales officer. “The customer response to our current 18 month protection by lenders has been extremely positive, so we expect that shortening the time frame even further to 12 months will be very well-received by the industry,” Pannes said. National MI’s customers include various large national lenders, mortgage banks, credit unions, community banks, and other mortgage lenders.
By offering the reduced rescission time period on every loan across the board, we believe National MI’s business approach “is truly cutting-edge,” Shuster said. “National MI is uniquely positioned to offer customers coverage backed by financial strength and stability, underwriting capabilities, no legacy risk, and is poised to offer what we believe is the most competitive master policy terms for every loan,” he said.
National MI’s 12-month time frame for rescission relief comes in the midst of a major overhaul of mortgage insurance master policy requirements by the government-sponsored enterprises (GSEs). Later this month, FHFA is expected to announce new master policy requirements for Fannie Mae and Freddie Mac. The new requirements are designed to align the two GSEs, and to expedite timely and consistent claims processing.

About National MI
National Mortgage Insurance Corporation (National MI) is headquartered in Emeryville, California, in the San Francisco Bay Area. NMI Holdings, Inc., (NASDAQ: NMIH), a publicly traded company and National MI’s parent company, raised over $500 million of capital in a private placement of its securities in April 2012 and completed its initial public offering in November 2013. National MI has received approval from Fannie Mae and Freddie Mac as a qualified mortgage insurer, and has been approved to provide mortgage insurance in 49 states and the District of Columbia. To learn more about National MI, please visit www.nationalmi.com
Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "intends" and similar words or phrases. All forward-looking statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our business and operations. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" in our most recent Registration Statement on Form S-1, and described from time to time in subsequent reports, filed with the U.S. Securities and Exchange Commission. Any or all of our forward-looking statements in this press release may turn out to be inaccurate. Consequently, our actual results could differ materially from those anticipated in such forward-looking statements contained in this press release. Any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law.

Press Contact
Mary McGarity
Strategic Vantage Marketing & Public Relations
MaryMcGarity@StrategicVantage.com
(203)513-2721